Contact:
Preston Romm
CFO, EVP of Finance, Operations and Administration
Obagi Medical Products, Inc.
562.628.1007
Or:
Ina McGuinness/Lena Adams
ICR, Inc.
310.954.1100

OBAGI MEDICAL PRODUCTS, INC.  FOCUSES ON THE PHYSICIAN DISPENSE MARKET AND DISCONTINUES DISTRIBUTION IN THE PHARMACY CHANNEL

Long Beach, Calif. — April 13, 2009 — Obagi  Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin systems, with ongoing success in the physician-dispensed market, today announced that it has ceased selling SoluCLENZ Rx Gel™  which had been sold through pharmacies since August 2008.

“Our patented solubilized benzoyl peroxide (BPO) technology that is in our acne product lines has been shown to provide an enhanced efficacy profile compared to the leading BPO/antibiotic combination acne product in more than 15 clinical studies and publications.  This novel BPO technology has drawn the interest and product adoption of key opinion leaders and top acne prescribing dermatologists as evidenced by the success of the Obagi CLENZIderm® M.D. brand in the physician-dispense channel,” said Steve Carlson, President and CEO.

Despite the compelling clinical evidence, distribution of a single prescription product through the pharmacy channel and the ongoing investment is simply becoming cost-prohibitive in this current economic climate,” Carlson continued.  “As the market leader in the topical physician-dispensed category, Obagi’s strength lies in the sales and marketing strategies and infrastructure to support this business, and exiting the pharmacy channel will allow us to increase focus to support our physician base.  The CLENZIderm product line is very successful for us and we will continue to promote and sell the solubilized BPO as part of the CLENZIderm brand.  Additionally, based on the robust clinical data, we are in preliminary discussions with several potential strategic partners to license and market our patented soluble BPO technology in their respective, non physician-dispense distribution channels.”

Obagi has incurred a loss related to its investment in the pharmacy channel that in 2008 negatively impacted EPS by approximately $0.07 and in the first quarter 2009 will negatively impact EPS by $0.03.  The Company expects to take reserves in the amount of $1.3 to $1.8 million on a pre-tax basis related to canceling various contracts, writing off inventory and terminating the contract sales force.   Based on GAAP rules, approximately $0.9 million will be recorded as a non-cash, pre-tax charge during the first quarter 2009 relating to writing off inventory and prepaid deposits.  The balance of the reserves will be recorded in the second quarter 2009 as the Company terminates certain vendor contracts.

About Obagi Medical Products, Inc. (www.obagi.com)
Obagi Medical Products develops and commercializes skin health products for the dermatology, plastic surgery, and related aesthetic markets. Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile lentigines, acne vulgaris and sun damage. Obagi's skin care product introductions are as follows: Obagi Nu-Derm®, 1988; Obagi-C® Rx (the only prescription-strength vitamin C and hydroquinone system), 2004; Obagi Professional-C™ (a line of highly stable vitamin C serums), 2005; Obagi Nu-Derm® Condition and Enhance™ for use with cosmetic procedures, 2006; Obagi ELASTIderm® eye treatment and Obagi CLENZIderm® M.D. acne therapeutic systems, 2007; a formulation of Obagi CLENZIderm® M.D. Systems for normal to dry skin, June 2007; Obagi ELASTIderm® Décolletage System, January 2008; SoluCLENZ Rx Gel™ in August 2008; and the Obagi® Rosaclear™ System for rosacea in January 2009.

Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the current and continued deterioration in the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products, including SoluCLENZ Rx Gel as previously disclosed, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the regulatory environment governing our products changes. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Obagi Medical Products does not intend to update this information.

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